Exhibit 10.92

[GAP INC. LOGO]

Michael Tasooji

March 16, 2007

Dear Michael:

In recognition of your contributions as a member of the Executive Leadership Team, we are pleased to be able to offer you the compensation arrangements described below. Note that reference to the “Company” means Gap Inc., and its subsidiaries, divisions, and successors.

Stock Award. The Compensation and Management Development Committee of the Board of Directors approved a stock award grant to you on February 2, 2007 (“date of grant”) covering 40,000 shares of Gap Inc. common stock, subject to the provisions of the Company’s stock plan. Stock awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will vest as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date.

Stock Award of 20,000 shares vesting two years from date of grant

Stock Award of 20,000 shares vesting three years from date of grant

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2009, the Company will provide you the following in exchange for your release of any claims you may have against the Company and its officers and directors:

(1) Your then current salary, at regular pay cycle intervals, for eighteen months (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive during the severance period from other employment or professional relationship with a non-competitor.

(2) During the period in which you are receiving payments under paragraph (1) above, if you elect COBRA coverage, the equivalent of the amount of the Company’s then current contribution to the cost of health benefits for you and your eligible dependents, if any.

(3) During the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the financial counseling program the Company provides to senior executives.

Michael Tasooji

March 16, 2007

(4) The vesting of stock options and stock awards that otherwise would not have vested as of your termination date, pursuant to the following schedule: (a) if you are terminated for reasons other than For Cause from February 13, 2007 to August 12, 2007, the stock options and stock awards that would have vested from the date of termination up to and including February 12, 2009; and (b) if you are terminated for reasons other than For Cause from August 13, 2007 up to and including February 12, 2009, the stock options and stock awards that would have vested from the date of termination up to and including the date 18 months from your termination date. This provision is not applicable to any stock options or stock awards that have performance-based vesting.

The payments above are taxable income to you and are subject to tax withholding. Payments will be made over the applicable time period following your termination in accordance with section 409A of the Internal Revenue Code.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

At-Will Employment. Nothing is this letter modifies the Company’s at-will employment policy.

Abide by Company Policies. You agree to abide by all applicable Company policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the attached Confidentiality and Non-Solicitation Agreement during and after your employment with Gap Inc.

Michael Tasooji

March 16, 2007

Michael, your continued leadership at Gap Inc. is critical to our success, and I look forward to working with you.

Yours sincerely,

/s/ Robert J. Fisher
Robert J. Fisher
CEO and Chairman of the Board, Gap Inc.

Confirmed this 26th day of March, 2007

/s/ Michael Tasooji
Michael Tasooji

CONFIDENTIALITY & NON-SOLICITATION AGREEMENT

I, Michael Tasooji, acknowledge that the services I will perform for Gap Inc. are unique and extraordinary and that I will be in a relationship of confidence and trust with Gap Inc. As a result, before or during my employment with Gap Inc., I will acquire “Confidential Information” that is (1) owned or controlled by Gap Inc., (2) in the possession of Gap Inc. and belonging to third parties, and/or (3) conceived, originated, discovered or developed in whole or in part by me. Confidential Information includes trade secrets and other confidential or proprietary business, technical, strategic, marketing, legal, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to: strategic plans; unannounced product information, specifications or designs; sales and pricing practices; computer programs; drawings, diagrams, models; vendor or customer names; employee lists or organizational charts; company telephone directories; individual employee compensation and benefits information; business or marketing plans; studies, analyses, projections and reports; communication with attorneys; and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary.

I agree that I will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, before, during or after my employment, except as is necessary in the ordinary course of performing my duties while employed by Gap Inc.

I agree that in the event my employment is terminated for any reason, I will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

In order to protect the Confidential Information, I agree that so long as I am employed by Gap Inc., and for a period of one year thereafter, I will not, directly or indirectly, on behalf of me, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees, consultants, or vendors. I further agree that I will not directly or indirectly, on behalf of me, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

I agree now, and after my employment with the Company terminates not to, directly or indirectly, disparage the Company in any way or to make negative, derogatory or untrue statements about the Company, its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

ACKNOWLEDGED AND AGREED TO THIS 26th DAY OF MARCH, 2007.

/s/ Michael Tasooji
Michael Tasooji